STRAT PETROLEUM, LTD. (a Wyoming corporation)

                         ACTION IN WRITING BY DIRECTORS

      The undersigned Directors of STRAT PETROLEUM. LTD., hereby adopt the following resolutions without a meeting pursuant to the Wyoming Business Corporation Act, to wit:

      RESOLVED, that the following person, effective July ___, 2004, shall serve as an officer of the Company in the capacities set opposite his name until such rime as his successors arc duly elected and qualify;

      H. Sam Hyams- President, Chief Executive Officer & Chairman

      H. Sam Hyams - Secretary

      BE IT FURTHER RESOLVED, that the Secretary of the Company be and he hereby is authorized to certify as having been adopted by resolution or resolutions necessary to open or transfer banking accounts maintained in the ordinary course of business with financial institutions and the Secretary so certifying such resolutions shall be and hereby is directed to include in the records of the Company copies of any resolutions so certified.

      Signed this 12th day of July 2004.                DIRECTORS


                                                        /s/ Jennifer Merhib
                                                        -------------------
                                                        Jennifer Merhib





                                                        H.Sam Hyams